Exhibit 10.30

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of October 25, 2007, by and between MEDTOX SCIENTIFIC, INC., MEDTOX DIAGNOSTICS, INC. and MEDTOX LABORATORIES, INC., each a Delaware corporation (each individually, a "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"). Each reference herein to "Borrower" shall mean each and every party, collectively and individually, defined above as a Borrower.

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 1, 2005, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.        Section 1.1 (a) is hereby amended by deleting "November 1, 2007" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "November 1, 2009." with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of October 25, 2007 (which promissory note shall replace and be deemed the Revolving Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2.          Section 1.2 (a) is hereby amended (a) by deleting "November 1, 2007" as the last day on which Bank will make advances under the Loan Limit, and by substituting for said date "November 1, 2009," and (b) by deleting "Two Million Dollars ($2,000,000)" as the maximum principal amount available under the Loan Limit, and by substituting for said amount "Four Million Nine Hundred Thousand Dollars ($4,900,000)".

3.	Section 1.2 (b) is hereby deleted in its entirety, and the following substituted therefor:

"(b)      Limitation on Borrowings. Each request for an advance under the Loan Limit shall be accompanied by Borrower's written statement as to the use of the proceeds of such advance and the source of repayment therefor and a copy of the invoice for the equipment being financed. Each such advance shall be subject to Bank's prior approval, which shall be at Bank's sole discretion, of the stated purpose and source of repayment. Each advance under the Loan Limit shall be available to a maximum of eighty percent (80%) of the purchase price of new equipment and a maximum of seventy five percent (75%) of the purchase price of used equipment (less insurance, freight, delivery, interest, taxes, installation, licenses, and similar costs)."

4.        Section 4.9 is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's financial condition, on a consolidated basis, as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending December 31, 2007:

(a)           Tangible Net Worth not less than $30,000,000.00 at any time, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

(b)           Total Liabilities divided by Tangible Net Worth not greater than 1.75 to 1.0 at any time, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

(c)           Debt Service Coverage Ratio not less than 1.5 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with "Debt Service Coverage Ratio" defined as the aggregate of Net income before non-cash tax expense plus depreciation expense and amortization expense, divided by the aggregate of the current maturity of long-term debt for the previous four fiscal quarters plus current capital lease obligations for the previous four fiscal quarters."

5.          Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

6.          Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
MEDTOX SCIENTIFIC, INC.	NATIONAL ASSOCIATION

By: /s/ Kevin J. Wiersma	By: /s/ Steven P. Johnson
Title: V.P./CFO	Steve P. Johnson, Vice President

MEDTOX DIAGNOSTICS, INC.

By:	/s/ Kevin J. Wiersma

Title: V.P./CFO

MEDTOX LABORATORIES, INC.

By: /s/ Kevin J. Wiersma

Title: V.P./CFO

WAIVER OF LANDLORD OR MORTGAGEE

This Agreement is made and entered into as of October 25, 2007, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") and New Brighton Business Center, LLC (hereinafter, "Landlord," "Mortgagee" or "Fee Owner").

1.         Landlord, Mortgagee or Fee Owner hereby consents to the security interest heretofore, now or hereafter to be granted to Bank in the following described goods (collectively, the "Goods"):

accounts receivable and other rights to payment, general intangibles, inventory and equipment now or at any time hereafter affixed to or installed or kept on or at that certain real property located at 1238 Anthony Road, Burlington, North Carolina, the legal description of which is set forth on Exhibit A attached hereto and incorporated herein by this reference (the "Property").

2.         Landlord, Mortgagee or Fee Owner agrees that the Goods are and shall at all times remain personal property even though they may be affixed to or installed or resting upon the Property.

3.          Landlord, Mortgagee or Fee Owner hereby waives all right, title, claim or interest in or to the Goods by reason of the Goods being attached to or installed or resting upon the Property and hereby grants to Bank permission to enter onto the Property and remove the Goods therefrom at any reasonable time.

4.          Bank agrees to reimburse Landlord, Mortgagee or Fee Owner for the cost of repair of any physical damage to the Property caused by Bank's entry thereon and removal of the Goods, but not for any diminution in value of the Property caused by the absence of the Goods so removed or by any necessity of replacing them. Landlord, Mortgagee or Fee Owner further waives any right to require Bank to provide security for the performance of this obligation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WELLS FARGO BANK,

NATIONAL ASSOCIATION

By: /s/ Steve P. Johnson

Steven P. Johnson

Vice President

LANDLORD, MORTGAGEE OR FEE OWNER:

By:/s/ Kevin J. Wiersma
Name: Kevin J. Wiersma
Title: V.P./CFO

This Instrument was drafted by:

WELLS FARGO BANK,

NATIONAL ASSOCIATION

1740 Broadway

Denver, Colorado 80274

OBTAIN NOTARY ACKNOWLEDGMENTS

Acknowledged by: K.W.

EXHIBIT A

Legal Description of the Land

New Brighton II:

PARCEL 1:

That part of the North 253.16 feet of the South 1100.0 feet of Section 32, Township 30 North, Range 23 West of the 4th Principal Meridian, lying Westerly of the Westerly Right of Way line of U.S. Interstate Highway No. 35W as described in Final Certificate Document No. 1695522, and lying Easterly of the Easterly Right of Way line of Minnesota Transfer Railway Co. Said property being a part of Lot 2, Auditor's Subdivision No. 26, Ramsey County, Minnesota.

PARCEL 2:

That part of Lot 2, Auditor's Subdivision No. 26, Ramsey County, Minnesota lying Westerly and Southerly of the following described line:

Beginning at a point on the South line of Section 32, Township 30 North, Range 23 West, distant 677.15 feet West of the Southeast corner of said Section 32; thence run Northeasterly at an angle of 82 degrees 22 minutes 53 seconds with said South section line 1233.54 feet; thence run Northwesterly at right angles 500 feet and terminating, except the Southerly 1100 feet of said Section 32, and except the Easterly 168 feet thereof; subject to United States Pipe Line Tract, said tract being 33 feet in width the centerline of which is described as follows:

Beginning at a point on the Easterly line of said Section 32, 867.2 feet Southerly of the Northeast corner of the Southeast Quarter of said Section 32; thence South 57 degrees 31 minutes West, 1147.7 feet, more or less, to a point on the Easterly right of way line, Minnesota Transfer Railway and there terminating, said point being 1118.0 feet due North of the South line of said Section 32.

PARCEL 3:

That part of the South 356.94 feet of Section 32, Township 30 North, Range 23 West of the 4th Principal Meridian, lying Westerly of the Westerly Right of Way line of U.S. Interstate Highway No. 35W as described in Final Certificate, Document No. 1695522, and lying Easterly of the Easterly Right of Way line of Minnesota Transfer Railway Co., said property being a part of Lot 2, Auditor's Subdivision No. 26, Ramsey County, Minnesota.

Together with the Easements created by Declaration of Easements and Partial Releases of Mortgages dated as of December 1, 1983, recorded January 12, 1984, as Document No. 2206885, as shown on survey prepared by Mark D. Kemper of Kemper & Associates, Inc. certified on November 3, 1998.

New Brighton I:

That part of the North 489.9 feet of the South 846.84 feet of Section 32, Township 30 North, Range 23 West of the 4th Principal Meridian, lying westerly of the westerly right-of-way line of U.S. Interstate Highway No. 35W as described in Final Certificate Document No. 1695522, and lying easterly of the easterly right-of-way line of Minnesota Transfer Railway Co., said property being a part of Lot 2, Auditor's Subdivision No. 26, Ramsey County, Minnesota.

Together with the easements created by Declaration of Easements and Partial Releases of Mortgages dated as of December 1, 1983, recorded January 12, 1984, as Document No. 2206885.

Corporate Acknowledgement

STATE OF: Minnesota

COUNTY OF: Hennepin

On this 25th day of October, 2007, before me personally came Steven P. Johnson of Wells Fargo Bank N.A. to me known, who, being by me duly sworn, did depose and say that he is respectively the Vice President of the National Association.

My commission expires January 31st, 2010,	/s/ John M. Budziszewski
Notary Public

STATE OF: Minnesota

COUNTY OF: Ramsey

The foregoing instrument was acknowledged before me on this 25th day of October, 2007, by Kevin J. Wiersma the Vice President and CFO of MEDTOX Scientific, Inc., on behalf of the corporation.

My commission expires January 31st, 2010,	/s/ Paula K. Perry
Notary Public

REVOLVING LINE OF CREDIT NOTE

WELLS FARGO

$8,000,000.00

Minneapolis, Minnesota

October 25, 2007

FOR VALUE RECEIVED, the undersigned Medtox Scientific, Inc., Medtox Diagnostics, Inc. and Medtox Laboratories, Inc. ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Minneapolis RCBO, Sixth and Marquette, Minneapolis, MN 55479, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $8,000,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

1.	DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

1.1    "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in Minnesota are authorized or required by law to close.

1.2   "Fixed Rate Term" means a period commencing on a Business Day and continuing for 1, 2, 3, 6 or 12, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $100,000.00; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

1.3     "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined by dividing Base LIBOR by a percentage equal to 100% less any LIBOR Reserve Percentage.

(a) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

1.4 "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

2.      INTEREST:

2.1       Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (a) at a fluctuating rate per annum 0.50000% below the Prime Rate in effect from time to time, or (b) at a fixed rate per annum determined by Bank to be 1.90000% above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection option selected hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

2.2      Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (i) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than 3 Business Days after such notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it's sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

2.3      Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (a) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (b) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

2.4       Payment of Interest. Interest accrued on this Note shall be payable on the 1st day of each month, commencing November 1, 2007.

2.5       Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

3.	BORROWING AND REPAYMENT:

3.1       Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Credit Agreement between Borrower and Bank defined below; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on November 1, 2009.

3.2       Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (a) Richard J. Braun or Kevin J. Wiersma, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

3.3       Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

4.	PREPAYMENT:

4.1       Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

4.2       LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $100,000.00; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(a) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(b) Subtract from the amount determined in (a) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(c) If the result obtained in (b) for any month is greater than zero, discount that difference by LIBOR used in (b) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2.000% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

5.	EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 1, 2005, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

6.	MISCELLANEOUS:

6.1       Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

6.2       Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

6.3       Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Medtox Scientific, Inc.

By:	/s/ Kevin J. Wiersma
Title: V.P./CFO

Medtox Diagnostics, Inc.

By:	/s/ Kevin J. Wiersma
Title: V.P./CFO

Medtox Laboratories, Inc.

By:	/s/ Kevin J. Wiersma
Title: V.P./CFO